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January 24, 2003	FOR IMMEDIATE RELEASE

ARCHER DANIELS MIDLAND REPORTS SECOND QUARTER RESULTS

Decatur, IL -- January 24, 2003 -- Archer Daniels Midland (NYSE: ADM)

Second quarter earnings per share were $ .20 compared to $ .23 last year as Operating Profit decreased to $297 million from $341 million.

* Oilseeds Processing results were negatively impacted by lower

North American Crush margins.

* Corn Processing results increased due to improved ethanol demand.

* Wheat Processing results decreased due to adverse crop conditions.

* Agricultural Services results were negatively affected by

difficult market conditions.

* Other results improved, driven primarily by bioproducts, cocoa and other international businesses.

Second Quarter Highlights.

(Amounts in thousands, except per share data and percentages)
SECOND QUARTER ENDED
12/31/02	12/31/01	% CHANGE
Net sales and other operating income	$ 7,807,382	$ 5,463,996	43%
Operating profit	$ 297,369	$ 341,314	-13%
Net earnings	$ 131,245	$ 150,025	-13%
Earnings per share	$ 0.20	$ 0.23	-13%
Average number of shares outstanding	646,178	660,285	-2%
SIX MONTHS ENDED
12/31/02	12/31/01	% CHANGE
Net sales and other operating income	$ 14,751,277	$ 10,667,679	38%
Operating profit	$ 537,315	$ 562,545	-4%
Net earnings	$ 239,320	$ 281,643	-15%
Earnings per share	$ 0.37	$ 0.43	-14%
Average number of shares outstanding	647,123	661,446	-2%

Improved profits in international oilseeds processing did not fully offset lower North American results. Poor crops in North America negatively impacted grain storage and transportation revenues. Corn processing,

cocoa and bioproducts contributed strong results for the quarter. Our growing global franchise continues to produce value for our shareholders.

G. Allen Andreas, Chairman and Chief Executive

Archer Daniels Midland

Net earnings for the quarter ended December 31, 2002 were $ 131,245,000 or

$ .20 per share compared with $ 150,025,000 or $ .23 per share last year.

This year's results include a $ .02 per share gain from partial settlement of the Company's claims related to vitamin antitrust litigation. Last year's results included a $ .04 per share gain related to the vitamin antitrust litigation settlements and a $ .02 per share loss related to security transactions. For fiscal year 2003, six months net earnings were $ 239,320,000 or $ .37 per share compared to $ 281,643,000 or $ .43 per share last year. Current year's six month results include a gain of $ .02 per share from the vitamin antitrust litigation settlements. Last year's six month results included a gain related to the vitamin antitrust litigation settlements of $ .04 per share and a gain of $ .03 per share from security transactions.

Segment operating profit decreased to $ 297,369,000 from $ 341,314,000 for the quarter and to $ 537,315,000 from $ 562,545,000 for the six months.

The decline in operating profits for the quarter and six months resulted primarily from lower North American oilseed crush margins and lower operating results in the Agricultural Services and Wheat Processing segments due to difficult operating conditions resulting from drought induced short crops.

These declines were partially offset by improved profits in international oilseed processing, increased corn processing results due to improved ethanol demand and stronger results in cocoa and bioproducts operations.

Conference Call Information

The Company will hold a conference call to discuss second quarter results at 10:00 a.m. Central Time on January 24, 2003.

To participate in the live conference call on listen-only mode, please dial

800-513-1181 or 952-556-2826 at least five minutes before the call begins.

To listen to a live broadcast via the Internet, please access the CCBN Web site at http://www.ccbn.com or the ADM Web site at http://www.admworld.com.

A replay will be available on these web sites for approximately 20 days.

Archer Daniels Midland Company (ADM) is a world leader in agricultural processing. The Company is one of the world's largest processors of soybeans,

corn, wheat and cocoa. ADM is also a leader in soy meal and oil, ethanol,

high fructose corn syrup (HFCS) and flour. In addition, ADM is building a position in such value-added products as specialty food ingredients, bioproducts and nutraceuticals (such as Vitamin E and sterols). Headquartered in Decatur,

Illinois, ADM has over 24,000 employees, 260 processing plants and net sales for the fiscal year ended June 30, 2002 of $22.6 billion.

Additional information can be found on ADM's Web site at http://www.admworld.com.

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Contacts: Larry Cunningham Senior Vice President Corporate Affairs 217/424-5413	Dwight Grimestad Vice President, Investor Relations 217/424-4586

(Financial Table Follows)

January 24, 2003

ARCHER DANIELS MIDLAND COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)
Three months ended		Six months ended
December 31		December 31
2002	2001	2002	2001
(In thousands, except per share amounts)
Net sales and other operating income	$ 7,807,382	$ 5,463,996	$ 14,751,277	$ 10,667,679
Cost of products sold	7,316,495	4,956,708	13,840,407	9,754,894
	____________	____________	____________	____________
Gross Profit	490,887	507,288	910,870	912,785
Selling, general and administrative expenses	246,197	209,746	462,342	394,009
Other expense (income)- net	55,848	71,941	104,182	95,253
	____________	____________	____________	____________
Earnings before income taxes	188,842	225,601	344,346	423,523
Income Taxes	57,597	75,576	105,026	141,880
	____________	____________	____________	____________
Net Earnings	$ 131,245	$ 150,025	$ 239,320	$ 281,643
	===========	===========	===========	===========
Basic and diluted earnings per common share	$ 0.20	$ 0.23	$ 0.37	$ 0.43
	===========	===========	===========	===========
Average number of shares outstanding	646,178	660,285	647,123	661,446
	===========	===========	===========	===========
Other expense (income) - net consists of:
Interest expense	$ 95,293	$ 92,465	$ 179,813	$ 184,719
Investment Income	(29,078)	(26,636)	(62,768)	(59,920)
Net (gain) loss on securities transactions	2,704	19,983	2,678	(35,553)
Equity in (earnings) losses of affiliates	(9,278)	(8,973)	(10,582)	10,866
Other - net	(3,793)	(4,898)	(4,959)	(4,859)
	____________	____________	____________	____________
	$ 55,848	$ 71,941	$ 104,182	$ 95,253
	===========	===========	===========	===========
Operating profit by segment is as follows:
Oilseeds Processing	$ 102,724	$ 132,786	$ 179,098	$ 218,060
Corn Processing	71,317	46,619	155,256	133,059
Wheat Processing	18,821	31,352	38,706	51,916
Agricultural Services	34,959	74,027	75,072	89,944
Other	69,548	56,530	89,183	69,566
	____________	____________	____________	____________
Total Operating Profit	$ 297,369	$ 341,314	$ 537,315	$ 562,545
Corporate (includes securities transactions)	(108,527)	(115,573)	(192,969)	(139,022)
	____________	____________	____________	____________
Total Operating Profit	$ 188,842	$ 225,601	$ 344,346	$ 423,523
	===========	===========	===========	===========